Exhibit 4.02

FINAL – EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 27, 2012 (this “Amendment”), is by and among (a) ENTERCOM RADIO, LLC (the “Borrower”), a Delaware limited liability company, (b) ENTERCOM COMMUNICATIONS CORP. (the “Parent”), a Pennsylvania corporation, (c) certain Lenders (as defined below) and (d) BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to that certain Credit Agreement, dated November 23, 2011 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Parent, the lending institutions party thereto (the “Lenders”), and the Administrative Agent. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.

WHEREAS, the third paragraph of Section 10.01 of the Credit Agreement permits amendment of the Credit Agreement with consent of the Administrative Agent, the Borrower and the Lenders providing the relevant replacement term loan tranche to permit the refinancing of all or a portion of outstanding Term Loans with a replacement term loan tranche thereunder; and

WHEREAS, pursuant to the third paragraph of Section 10.01 of the Credit Agreement, the Borrower desires to create Replacement Term Loans under the Credit Agreement having identical terms with and having the same rights and obligations under the Loan Documents as the Refinanced Term Loans, as set forth in the Credit Agreement and Loan Documents, except as such terms are amended hereby; and

WHEREAS, each Term B Lender that executes and delivers a consent to this Amendment substantially in the form of Exhibit A hereto (each, a “Consent”) shall be deemed, upon effectiveness of this Amendment, to have exchanged all (or such lesser amount allocated to it by the Arrangers) of its Term B Loans for Term B-1 Loans, and such Lender shall thereafter become a Term B-1 Lender; and

WHEREAS, each Person that executes and delivers a joinder agreement to this Amendment substantially in the form of Exhibit B hereto (each, a “Joinder Agreement”) as an Additional Term B-1 Lender will make Term B-1 Loans in the amount set forth on the signature page of such Person’s Joinder Agreement on the effective date of this Amendment to the Borrower, the proceeds of which will be used by the Borrower to repay a like amount of the outstanding principal amount of Non-Exchanged Term B Loans (as defined herein); and

WHEREAS, the Borrower shall pay to each Term B Lender immediately prior to the effectiveness of this Amendment all accrued and unpaid interest on its Term B Loans to, but not including, the date of effectiveness of this Amendment; and

WHEREAS, the Loan Parties and the Required Lenders desire to make certain other amendments set forth in Section 2 below pursuant to amendments authorized by Section 10.01 of the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Parent, the undersigned Lenders and the Administrative Agent hereby agree as follows:

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 1

§1. Amendments to Credit Agreement. Effective as of the First Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety to read as follows:

“Applicable Percentage” means (a) in respect of the Term B-1 Facility, with respect to any Term B-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B-1 Facility represented by (i) on or prior to the First Amendment Effective Date, such Term B-1 Lender’s Term B-1 Commitment at such time and (ii) thereafter, the principal amount of such Term B-1 Lender’s Term B-1 Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Closing Date” means November 23, 2011.

“Loan Documents” means this Agreement, amendments and joinders to this Agreement, each Note, each Issuer Document, each Fee Letter, each Collateral Document and the Guaranty, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time and any amendment or modification entered into in connection with any Incremental Facility or Extension; excluding Swap Contracts.

“Term B Lender” means any Lender that holds Term B Loans immediately prior to the First Amendment Effective Date.

(b) Clause (b) of the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) in respect of the Term B-1 Facility, 3.75% per annum with respect to the Eurodollar Rate and 2.75% per annum with respect to the Base Rate; provided, however, as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) showing the Consolidated Leverage Ratio is equal to or less than 4.50 to 1, the Applicable Rate in respect of the Term B-1 Facility shall be 3.50% per annum with respect to the Eurodollar Rate and 2.50% per annum with respect to the Base Rate.

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 2

(c) Section 1.01 of the Credit Agreement is hereby amended to add the following definitions in proper alphabetical order to read as follows:

“Additional Term B-1 Commitment” means, with respect to an Additional Term B-1 Lender, the commitment of such Additional Term B-1 Lender to make an Additional Term B-1 Loan on the First Amendment Effective Date, in the amount set forth in the records of the Administrative Agent. The aggregate amount of the Additional Term B-1 Commitments of all Additional Term B-1 Lenders shall equal the outstanding aggregate principal amount of Non-Exchanged Term B Loans.

“Additional Term B-1 Lender” means a Person with an Additional Term B-1 Commitment to make Additional Term B-1 Loans to the Borrower on the First Amendment Effective Date, which for the avoidance of doubt may be an existing Term B Lender.

“Additional Term B-1 Loan” means a Loan that is made pursuant to Section 2.01(c)(ii) of the Credit Agreement on the First Amendment Effective Date.

“Exchanged Term B Loans” means each Term B Loan (or portion thereof) as to which the Lender thereof has consented to exchange into a Term B-1 Loan and the Arrangers have allocated into a Term B-1 Loan.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of November 27, 2012, among the Borrower, the Parent, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means November 27, 2012.

“Non-Exchanged Term B Loan” means each Term B Loan (or portion thereof) other than an Exchanged Term B Loan.

“Refinanced Commitment” has the meaning specified in Section 10.01.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Replacement Commitments” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Term B-1 Commitment” means (a) with respect to a Term B Lender, the agreement of such Term B Lender to exchange all or a portion of the principal amount of its Term B Loans (or such lesser amount allocated to it by the Arrangers) for an equal principal amount of Term B-1 Loans on the First Amendment Effective Date in the amount set forth in the records of the Administrative Agent and (b) any Additional Term B-1 Commitment.

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 3

“Term B-1 Facility” means, at any time, (a) on or prior to the First Amendment Effective Date, the aggregate amount of the Term B-1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B-1 Loans of all Term B-1 Lenders outstanding at such time.

“Term B-1 Lender” means at any time, (a) on or prior to the First Amendment Effective Date, any Lender that has a Term B-1 Commitment at such time and (b) at any time after the First Amendment Effective Date, any Lender that holds Term B-1 Loans at such time.

“Term B-1 Loan” means an Additional Term B-1 Loan or a Loan that is deemed made pursuant to Section 2.01(c)(i).

(d) Section 1.01 of the Credit Agreement is hereby amended to delete the definitions of “Term B Commitment” and “Term B Facility” in their entirety.

(e) On and after the First Amendment Effective Date, all references to “Term B Commitment”, “Term B Facility”, “Term B Lender” and “Term B Loan” in the Credit Agreement and the Loan Documents shall be deemed to be references to “Term B-1 Commitment”, “Term B-1 Facility”, “Term B-1 Lender” and “Term B-1 Loan”, respectively (other than any such references contained in (i) the First Amendment, (ii) Section 2.01(b), (iii) Section 2.02(b) (with respect to the Term B Loans funded on the Closing Date), (iv) Section 2.06(b) and (v) Section 7.11).

(f) Section 2.01 of the Credit Agreement is hereby amended by amending and restating subsection (b) thereof to read in its entirety as follows:

(b) Term B Loans. Subject to the terms and conditions set forth herein, the Term B Lenders made a term loan to the Borrower on the Closing Date in an aggregate amount equal to $375,000,000 (collectively, the “Term B Loans” and each, individually, a “Term B Loan”).

(g) Section 2.01 of the Credit Agreement is hereby amended by adding new subsection (c) to read as follows:

(c) Term B-1 Loans.

(i) Subject to the terms and conditions hereof and of the First Amendment, each Term B Lender severally agrees to exchange its Exchanged Term B Loans for a like principal amount of Term B-1 Loans on the First Amendment Effective Date.

(ii) Subject to the terms and conditions hereof and of the First Amendment, each Additional Term B-1 Lender severally agrees to make an Additional Term B-1 Loan to the Borrower on the First Amendment Effective Date in the principal amount equal to its Additional Term B-1 Commitment on the First Amendment Effective Date. The Borrower shall prepay the Non-Exchanged Term B Loans with a like amount of the gross proceeds of the Additional Term B-1 Loans, concurrently with the receipt thereof.

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 4

(iii) The Borrower shall pay to the Term B Lenders immediately prior to the effectiveness of the First Amendment all accrued and unpaid interest on the Exchanged Term B Loans to, but not including, the First Amendment Effective Date on such First Amendment Effective Date and the Borrower shall thereafter pay breakage thereon to the extent required in accordance with Section 3.05 as though (solely for this purpose) each Exchanged Term B Loan had been prepaid on such date. All Term B-1 Loans will have an initial Interest Period beginning on the First Amendment Effective Date.

(iv) Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Term B-1 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(v) The Term B-1 Loans shall have the same terms as the Term B Loans as set forth in the Credit Agreement and Loan Documents before giving effect to the First Amendment, except as modified by the First Amendment; it being understood that the Term B-1 Loans (and all principal, interest and other amounts in respect thereof) will constitute “Obligations” under the Credit Agreement and the other Loan Documents and shall have the same rights and obligations under the Credit Agreement and the other Loan Documents as the Term B Loans prior to the First Amendment Effective Date.

(h) Section 2.05(c)(ii) of the Credit Agreement is hereby amended to delete the reference to “Closing Date” and replace it with a reference to “First Amendment Effective Date”.

(i) Section 2.06(b)(i) of the Credit Agreement is hereby amended by adding the following sentence as the end of such subsection:

The Term B-1 Commitment of each Additional Term B-1 Lender shall be automatically terminated on the First Amendment Effective Date upon the effectiveness of the Additional Term B-1 Loans on such date.

(j) Section 2.07(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Term B-1 Loans. Repay to the Term B-1 Lenders on the last day of each fiscal quarter (or, in the case of the final principal installment to be repaid on the Term B Loan Maturity Date, as set forth in the proviso hereto), commencing with the fiscal quarter beginning on January 1, 2013 (with the first such payment being due and payable on March 31, 2013), a quarterly principal installment on the Term B-1 Loans in an amount equal to 0.25% of the original principal amount of the Term B-1 Facility (the “Term B Repayment Amounts”); provided, however, that the final principal repayment installment of the Term B-1 Loans shall be repaid on the Maturity Date for the Term B-1 Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B-1 Loans outstanding on such date (together with all accrued and unpaid interest thereon).

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 5

(k) Section 7.11 of the Credit Agreement is hereby amended to add the following sentence at the end thereof to read as follows:

Use the proceeds of the Term B-1 Loans for any purpose other than to refinance the outstanding amount of the Term B Loans.

§2. Other Amendment to Credit Agreement. Effective as of the First Amendment Effective Date, with the consent of the Required Lenders determined after giving effect to the exchange of Term B Loans into Term B-1 Loans and the effectiveness of Additional Term B-1 Loans:

(a) Section 1.01 of the Credit Agreement is hereby amended to amend and restate the following definition in its entirety to read as follows:

“Change in Law” means the occurrence, after the date of this Agreement (or in the case of Additional Term B-1 Loans, after the First Amendment Effective Date), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(b) Clause (a) of the definition of “Consolidated Operating Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended to add “plus” after clause (xiii) thereof and to add new clause (xiv) to read as follows:

(xiv) to the extent deducted in determining Consolidated Net Income for such period and except to the extent capitalized, fees and expenses incurred in connection with (A) this Agreement (including the First Amendment), (B) other Indebtedness of the Loan Parties permitted under Section 7.03 hereof, and (C) any issuance of Equity Interests by the Loan Parties permitted under the terms of this Agreement, in each case, including fees and expenses of advisors and legal counsel,

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 6

(c) The definition of “Excess Cash Flow” in Section 1.01 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

For the avoidance of doubt, in calculating Excess Cash Flow for the Parent’s 2012 fiscal year, the $3.75 million of repayments of the scheduled payments on the Term B Loans made prior to the First Amendment Effective Date shall be subtracted from Consolidated Operating Cash Flow pursuant to clause (b)(ii) above.

(d) Exhibit C to the Credit Agreement is hereby amended in its entirety and replaced with the document attached hereto as Exhibit C.

§3. Conditions to Effectiveness. This Amendment shall become effective as of the date set forth above upon the satisfaction of the following conditions, including receipt by the Administrative Agent of the following items:

(a) there shall exist no Default immediately after giving effect to this Amendment; and

(b) the Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed and delivered by the Borrower, the Parent, each Guarantor, the Term B-1 Lenders, the Required Lenders and the Administrative Agent; and

(c) the Administrative Agent shall have received Consents to this Amendment from Term B Lenders and Joinder Agreements executed by one or more Additional Term B-1 Lenders such that the aggregate principal amount of the Exchanged Term B Loans plus the aggregate principal amount of the Additional Term B-1 Commitments shall equal the aggregate principal amount of the outstanding Term B Loans immediately prior to the effectiveness of this Amendment; and

(d) the Administrative Agent and the Lenders shall have received a legal opinion of counsel to the Loan Parties, which shall be in form, scope and substance reasonably satisfactory to the Administrative Agent; and

(e) the representations and warranties set forth in the immediately following Section of this Amendment entitled “Representations and Warranties” shall be true and correct as of the date of this Amendment; and

(f) the Administrative Agent shall have received, in form and substance reasonably acceptable to it, all resolutions, incumbency certificates, certificates of no default, and such other certificates and documents as reasonably requested by the Administrative Agent; and

(g) the Borrower shall have paid to each Lender that was a Term B Lender prior to giving effect to this Amendment, all accrued and unpaid interest on its Term B Loans to, but not including, the First Amendment Effective Date; and

(h) the Administrative Agent shall have received the fee and expenses set forth in any engagement letter executed in connection with the Agreement, as amended hereby; and

(i) the Administrative Agent shall have received a confirmation agreement that confirms and affirms each of the Guaranty and each of the Collateral Documents, and each other Loan Document by the applicable Loan Parties, in each case reasonably acceptable to the Administrative Agent and the Required Lenders; and

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 7

(j) the Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting a Note evidencing its Term B-1 Loan; and

(k) to the extent reasonably requested by an Additional Term B-1 Lender in writing not less than five (5) Business Days prior to the First Amendment Effective Date, the Administrative Agent shall have received, prior to the effectiveness of this Amendment, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Act.

§4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. Each of the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof (giving effect to this Amendment), except to the extent such representations and warranties are already qualified by materiality, in which case, such representations and warranties are true and correct in all respects and except to the extent that such representations and warranties relate specifically to a prior date.

(b) Enforceability. The execution and delivery by the Borrower and the Parent of this Amendment, and the performance by the Borrower and the Parent of this Amendment and the Credit Agreement, as amended hereby, and each of the other Loan Documents (and amendments, restatements and substitutions therefore in connection with this Amendment) are within the authority of each of the Borrower and the Parent and have been duly authorized by all necessary proceedings. This Amendment and the Credit Agreement, as amended, and each of the other Loan Documents (and amendments, restatements and substitutions therefore in connection with this Amendment), constitute valid and legally binding obligations of each of the Borrower and the Parent, enforceable against each of them in accordance with their terms, except to the extent that the enforceability hereof and thereof may be limited by Debtor Relief Laws and by the application of general equitable principles (whether such enforcement is sought by proceedings in equity or at law).

(c) No Default. No Default has occurred and is continuing, and no Default will result from the execution, delivery and performance on the First Amendment Effective Date by the Borrower and the Parent of this Amendment or the other Loan Documents.

(d) No Conflict. Neither the execution, delivery and performance of this Amendment, or the Credit Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein will result in any breach of or default under the Senior Notes or any Senior Notes Document.

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 8

§5. No Other Amendments, etc. Except as expressly provided in this Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, and of the other Loan Documents are hereby ratified and confirmed and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of the Borrower, the Parent or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein or pursuant to a written agreement executed in connection herewith. Nothing in this Amendment shall be construed to imply any willingness on the part of the Administrative Agent or any Lender to grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

§6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§7. Loan Document. This Amendment is a Loan Document under the terms of the Credit Agreement.

§8. Miscellaneous. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

[Remainder of Page Intentionally Left Blank]

FIRST AMENDMENT TO CREDIT AGREEMENT – Page 9

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as a sealed instrument as of the date first set forth above.

The Borrower:

ENTERCOM RADIO, LLC

By:
Name: John C. Donlevie
Title: Executive Vice President

The Parent:

ENTERCOM COMMUNICATIONS CORP.

By:
Name: John C. Donlevie
Title: Executive Vice President

[Signature Page to First Amendment to Credit Agreement]

The Administrative Agent:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

The Lenders:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[Signature Page to First Amendment to Credit Agreement]

The Lenders:

[Other Lenders], as a Lender

By:
Name:
Title:

[Signature Page to First Amendment to Credit Agreement]

RATIFICATION OF GUARANTORS

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the Amendment dated as of November 27, 2012 to which this ratification is attached, and the Borrower’s and the Parent’s execution thereof; (b) joins the foregoing Amendment for the purpose of consenting to and being bound by the provisions thereof, (c) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations of the Borrower under the Credit Agreement, as amended by the Amendment; (d) acknowledges and confirms that the liens and security interests granted by such Guarantor pursuant to the Loan Documents are and continue to be valid and perfected first priority liens and security interests (subject only to Liens permitted under Section 7.01 of the Credit Agreement) that secure all of the Obligations on and after the date hereof to the extent required under the Loan Documents; (g) acknowledges, affirms and agrees to each term of the Amendment; and (h) hereby represents and warrants that its organizational or other governing documents have not been amended or modified in a manner adverse to the Lenders since such documents were most recently delivered to the Administrative Agent.

The Guarantors:

ENTERCOM COMMUNICATIONS CORP.

By:
Name: John C. Donlevie
Title: Executive Vice President

[Signature Page to First Amendment to Credit Agreement]

DELAWARE EQUIPMENT HOLDINGS, LLC
ENTERCOM AUSTIN LICENSE, LLC
ENTERCOM AUSTIN, LLC
ENTERCOM BOSTON 1 TRUST
ENTERCOM BOSTON LICENSE, L.L.C.
ENTERCOM BOSTON, LLC
ENTERCOM BUFFALO LICENSE, LLC
ENTERCOM BUFFALO, LLC
ENTERCOM CALIFORNIA, LLC
ENTERCOM CAPITAL, INC.
ENTERCOM DENVER LICENSE, LLC
ENTERCOM DENVER, LLC
ENTERCOM GAINESVILLE LICENSE, LLC
ENTERCOM GAINESVILLE, LLC
ENTERCOM GREENSBORO LICENSE, LLC
ENTERCOM GREENSBORO, LLC
ENTERCOM GREENVILLE LICENSE, LLC
ENTERCOM GREENVILLE, LLC
ENTERCOM INDIANAPOLIS LICENSE, LLC
ENTERCOM INDIANAPOLIS, LLC
ENTERCOM KANSAS CITY LICENSE, LLC
ENTERCOM KANSAS CITY, LLC
ENTERCOM MADISON LICENSE, LLC
ENTERCOM MADISON, LLC
ENTERCOM MEMPHIS LICENSE, LLC
ENTERCOM MEMPHIS, LLC

By:
Name: John C. Donlevie
Title: Executive Vice President

[Signature Page to First Amendment to Credit Agreement]

ENTERCOM MILWAUKEE LICENSE, LLC
ENTERCOM MILWAUKEE, LLC
ENTERCOM NEW ORLEANS LICENSE, LLC
ENTERCOM NEW ORLEANS, LLC
ENTERCOM NEW YORK, INC.
ENTERCOM NORFOLK LICENSE, LLC
ENTERCOM NORFOLK, LLC
ENTERCOM PORTLAND LICENSE, LLC
ENTERCOM PORTLAND, LLC
ENTERCOM PROPERTIES, LLC
ENTERCOM PROVIDENCE LICENSE, LLC
ENTERCOM PROVIDENCE, LLC
ENTERCOM ROCHESTER LICENSE, LLC
ENTERCOM ROCHESTER, LLC
ENTERCOM SACRAMENTO LICENSE, LLC
ENTERCOM SAN FRANCISCO LICENSE, LLC
ENTERCOM SEATTLE LICENSE, LLC
ENTERCOM SEATTLE, LLC
ENTERCOM SPRINGFIELD LICENSE, LLC
ENTERCOM SPRINGFIELD, LLC
ENTERCOM WICHITA LICENSE, LLC
ENTERCOM WICHITA, LLC
ENTERCOM WILKES-BARRE SCRANTON, LLC

By:
Name: John C. Donlevie
Title: Executive Vice President

ENTERCOM INCORPORATED

By:
Name: John C. Donlevie
Title: President

[Signature Page to First Amendment to Credit Agreement]

EXHIBIT A

CONSENT TO FIRST AMENDMENT

CONSENT TO FIRST AMENDMENT (this “Consent”) to the First Amendment (“Amendment”) to that certain Credit Agreement, dated as of November 23, 2011 (the “Credit Agreement”), (a) ENTERCOM RADIO, LLC (the “Borrower”), a Delaware limited liability company, (b) ENTERCOM COMMUNICATIONS CORP. (the “Parent”), a Pennsylvania corporation, (c) certain Lenders from time to time party thereto and (d) BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Amendment.

The undersigned Term B Lender hereby irrevocably and unconditionally approves the Amendment and consents as follows (check ONE option):

Cashless Settlement Option

•

to convert 100% of the outstanding principal amount of the Term B Loan held by such Lender (or such lesser amount allocated to such Lender by the Arrangers) into a Term B-1 Loan in a like principal amount.

Post-Closing Settlement Option

•

to have 100% of the outstanding principal amount of the Term B Loan held by such Lender prepaid on the First Amendment Effective Date and purchase by assignment a principal amount of Term B-1 Loans committed to separately by the undersigned (or such lesser amount allocated to such Lender by the Arrangers).

Cashless Settlement Option and Partial Prepayment

•

to convert $             (the “Cashless Settlement Amount”) of the outstanding principal amount of the Term B Loan held by such Lender (or such lesser amount allocated to such Lender by the Arrangers) into a Term B-1 Loan in a like principal amount, and to have any remaining principal amount of the Term B Loan held by such Lender prepaid on the First Amendment Effective Date.

Exhibit A to First Amendment to Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

Date: November , 2012	[Name of Term B Lender],
as a Lender

By:
Name:
Title:

Existing principal amount of Term B Loans

immediately prior to First Amendment Effective Date:

$

Exhibit A to First Amendment to Credit Agreement

EXHIBIT B

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of November         , 2012 (this “Agreement”), by and among [ADDITIONAL TERM B-1 LENDER] (each, an “Additional Term B-1 Lender” and, collectively, the “Additional Term B-1 Lenders”), ENTERCOM RADIO, LLC (the “Borrower”), a Delaware limited liability company, and BANK OF AMERICA, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement dated as of November 23, 2011, and amended by First Amendment to Credit Agreement dated as of November 27, 2012 (the “First Amendment”) (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, Entercom Communications Corp. (the “Parent”), a Pennsylvania corporation, each Lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Additional Term B-1 Commitments (the “Additional Term B-1 Commitments”) with existing Term B Lenders and/or Additional Term B-1 Lenders; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Additional Term B-1 Lenders shall become Lenders pursuant to one or more Joinder Agreements;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Term B-1 Lender hereby agrees to provide the Additional Term B-1 Commitment set forth on its signature page hereto pursuant to and in accordance with Section 2.01(c)(ii) of the Credit Agreement. The Additional Term B-1 Commitments provided pursuant to this Agreement shall be subject to all of the terms in the Credit Agreement and to the conditions set forth in the Credit Agreement, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from each Guaranty and Liens created by the Collateral Documents. For the avoidance of doubt, each Additional Term B-1 Lender hereby consents to the First Amendment.

Each Additional Term B-1 Lender, the Borrower and the Administrative Agent acknowledge and agree that the Additional Term B-1 Commitments provided pursuant to this Agreement shall constitute Term B-1 Commitments for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Additional Term B-1 Lender hereby agrees to make an Additional Term B-1 Loan to the Borrowers in an amount equal to its Additional Term B-1 Commitment on the First Amendment Effective Date in accordance with Section 2.01(c)(ii) of the Credit Agreement.

Exhibit B to First Amendment to Credit Agreement

Each Additional Term B-1 Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Additional Term B-1 Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Upon (i) the execution of a counterpart of this Agreement by each Additional Term B-1 Lender, the Administrative Agent and the Borrower and (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of telecopy or other electronic transmission) hereof, each of the undersigned Additional Term B-1 Lenders shall become Lenders under the Credit Agreement and shall have the respective Additional Term B-1 Commitment set forth on its signature page hereto, effective as of the First Amendment Effective Date.

For each Additional Term B-1 Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Term B-1 Lender may be required to deliver to the Administrative Agent pursuant to Section 3.01(e) of the Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Exhibit B to First Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of November         , 2012.

[NAME OF ADDITIONAL TERM B-1 LENDER]

By:
Name:
Title:

[If a second signature is necessary:]

By:
Name:
Title:

Additional Term B-1 Commitments:

$

Exhibit B to First Amendment to Credit Agreement

ENTERCOM RADIO, LLC

By:
Name:
Title:

Exhibit B to First Amendment to Credit Agreement

Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit B to First Amendment to Credit Agreement

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

• Financial Statement Date:                             ,

To:	Bank of America, N.A., as Administrative Agent

•	Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Entercom Radio, LLC, a Delaware limited liability company (the “Borrower”), Entercom Communications Corp., a Pennsylvania corporation (the “Parent”), each lender (collectively, the “Lenders” and individually, a “Lender”) from time to time party to the Agreement and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned Responsible Officer hereby certifies on behalf of the Borrower as of the date hereof that he/she is the of                     the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accounting firm required by such section. **Not required if an Annual Report on form 10-K is filed with the SEC and is made publicly available through EDGAR.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements were prepared in accordance with GAAP for interim financial information and are accompanied by the certifications required by the rules and regulations of the SEC. **Not required if a Quarterly Report on form 10-Q is filed with the SEC and is made publicly available through EDGAR.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Parent and the Borrower during the accounting period covered by the attached financial statements.

3. To the knowledge of the undersigned, [Select one: ][No Default exists] or [A Default exists. The following (i) sets forth the details of such Default, (ii) describes each material provision of the Agreement and the Loan Document that may be materially implicated by the occurrence of such Default and (iii) sets forth the actions the Borrower has taken or proposes to take with respect thereto:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are (i) based on the financial statements and (ii) true and accurate in all material respects on and as of the date of this Certificate.

5. The other information set forth on Schedule 2 attached hereto is true and accurate in all material respects on and as of the date of this Certificate.

6. Based upon the Consolidated Leverage Ratio, the Applicable Rate in respect of the Revolving Credit Facility as of the date hereof (i) for Base Rate Loans is                 % and (ii) for Eurodollar Rate Loans is                     %.

Form of Compliance Certificate

7. To the extent adjustments made in accordance with Section 1.07 of the Agreement are set forth on Schedule 2 attached hereto, the delivery of this Certificate constitutes the notice required by Section 1.07 of the Agreement.

[Remainder of Page Intentionally Left Blank.]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

ENTERCOM RADIO, LLC

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                             (“Statement Date”)

The period of the four most recently completed fiscal quarters of the Parent ending on the Statement Date is referred to herein as the “Subject Period”

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.13(a)—Consolidated Interest Coverage Ratio.

A. Consolidated Operating Cash Flow for the Subject Period

1. Consolidated Net Income	$

2. to the extent deducted in determining Consolidated Net Income for such period, interest expense (excluding interest expense in connection with EPLLC Deemed Debt), depreciation and amortization	$

3.      to the extent deducted in determining Consolidated Net Income for such period, non-cash charges and other expenses (including, without limitation, impairment charges and any charges and expenses relating to the abandonment of assets) which do not represent a cash expense in such period or any future period (except in the case of non-cash charges from a loss on the write-down of any multi-year agreement (e.g., lease termination charge) where the Borrower elects to include such charge within this Line (A)(3.) subject to corresponding future reductions pursuant to Line (17) below)

$

4.      to the extent deducted in determining Consolidated Net Income for such period, non-cash equity based compensation expenses (including, without limitation, compensation expenses arising from stock dividends and stock dividend equivalents on unvested shares), if any

$

5.      up to $5,000,000 in the aggregate for all Permitted Acquisitions consummated over the term of the Agreement in connection with pro forma cost savings of the Borrower (the “Add Back”), but only to the extent that (i) such cost savings are reflected in good faith projections delivered to the Administrative Agent, (ii) the Borrower has commenced such necessary action to generate such annualized cost savings no later than 180 days after the consummation of the Permitted Acquisitions, and (iii) such Add Back is reduced each consecutive fiscal quarter by up to $1,250,000 (or such lesser amount equal to one-fourth of the total Add-Back)

$

6. to the extent deducted in determining Consolidated Net Income for such period, all non-cash losses incurred in connection with the disposition of assets	$

Form of Compliance Certificate

7. to the extent deducted in determining Consolidated Net Income for such period, all costs relating to hedging arrangements or the unwinding of hedging agreements	$

8.      to the extent deducted in determining Consolidated Net Income for such period, other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations; provided that such non-cash expenses or charges do not represent a cash expense in such period or any future period

$

9.      to the extent deducted in determining Consolidated Net Income for such period, non-recurring expenses recognized for restructuring or similar costs, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses, transition costs and litigation expenses (including judgment and settlement amounts relating to a Permitted Acquisition), provided that any such costs added back pursuant to this Line (9)(1) shall not exceed $2,500,000 in any four fiscal quarter period and (2) in respect of litigation expenses shall not exceed $1,000,000 in the aggregate during the term of the Agreement commencing on the Closing Date

$

10.    to the extent deducted in determining Consolidated Net Income for such period, to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption

$

11.    to the extent not already included in Consolidated Net Income, the Parent’s, the Borrower’s and any Restricted Subsidiary’s pro rata share (based on equity ownership) of the OCF of any Unrestricted Subsidiary or other Person that is not a Restricted Subsidiary, but not more than the aggregate amount of cash Dollars actually distributed by such Person during such period of determination to the Borrower or a Restricted Subsidiary as a dividend or other distribution

$

12.    to the extent deducted in determining Consolidated Net Income for such period and except to the extent capitalized, fees and expenses incurred in connection with (A) the Agreement and the Senior Notes Documents and invoiced no later than 90 days after the Closing Date, including fees and expenses of advisors and legal counsel, (B) the costs incurred in connection with the requirements under the Loan Documents with respect to the Collateral and (C) any Specified Equity Contribution

$

13.    to the extent deducted in determining Consolidated Net Income for such period, loss from early extinguishment of debt as a result of the acceleration or amortization of deferred financing costs associated with the Loans, Senior Notes and/or other Indebtedness permitted under the Agreement

$

Form of Compliance Certificate

14.    to the extent deducted in determining Consolidated Net Income for such period, transaction costs paid in Dollars by the Loan Parties during such period and required by GAAP to be expensed, in each case in connection with Permitted Acquisitions consummated after the Closing Date or Acquisitions attempted after the Closing Date, provided that all such transaction costs for all Loan Parties that are added back under this Line (14) shall not exceed a cumulative maximum aggregate amount of $5,000,000 for the period from the Closing Date through any date of determination

$

15.    to the extent deducted in determining Consolidated Net Income for such period and except to the extent capitalized, fees and expenses incurred in connection with (A) this Agreement (including the First Amendment), (B) other Indebtedness of the Loan Parties permitted under Section 7.03 of the Agreement, and (C) any issuance of Equity Interests by the Loan Parties permitted under the terms of the Agreement, in each case, including fees and expenses of advisors and legal counsel provided that, notwithstanding the foregoing, in no event shall Consolidated Operating Cash Flow include (x) any gain or loss as a result of the purchase, forgiveness or other cancellation of Indebtedness of the Parent, the Borrower or any Subsidiary and (y) any add back for any bad debt expense

$

16.    To the extent included in determining Consolidated Net Income for the Subject Period, the sum of

(i) extraordinary as well as unusual gains, including net gains on the sales of assets other than asset sales in the ordinary course of business,

(ii) any items of extraordinary as well as unusual losses and charges, including net losses on the sale of assets other than asset sales in the ordinary course of business,

(iii) expenses relating to any minority interests,

(iv) any benefit or loss for Federal, state, local and foreign income taxes payable,

(v) any gain or loss as a result of any (non-cash) fair value measurement of any asset or liability, and

(vi) any gain or loss as a result of any mark-to-market changes in the fair value of any Swap Contract-related asset or liability;

Total Exclusions (the sum of (i) through (vi) above)

$

17.    To the extent a non-cash charge from a loss on the write-down of a multi-year agreement was added back since the Closing Date pursuant to the parenthetical at the end of I.A.3 above, cash payments pursuant to such agreement(s) made in the period of determination with respect to such non-cash charge.

$

18. Adjustments made in accordance with Section 1.07 of the Agreement (if any)	$

Form of Compliance Certificate

19. Consolidated Operating Cash Flow for the Subject Period (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11 + 12 + 13 + 14 + 15 – 16 – 17 + 18)	$

B. Consolidated Interest Charges for Subject Period.

1.      all cash interest (excluding interest with respect to EPLLC Deemed Debt), fees, charges (excluding fees and charges related to the Loans) and related cash expenses of the Parent, the Borrower and their Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP

$

2. dividends paid in cash with respect to any Disqualified Stock	$

3.      the portion of rent expense of the Parent, the Borrower and their Restricted Subsidiaries paid in cash during such period under capital leases that is treated as interest in accordance with generally accepted accounting principles

$

4. Adjustments made in accordance with Section 1.07 of the Agreement (if any)	$

5. Consolidated Interest Charges (Lines I.B.1 + 2 + 3 + 4)	$

6.      Line II.B.5 above net of (i) consolidated interest income of the Parent, the Borrower and their Restricted Subsidiaries for the Subject Period and (ii) interest accrued on the Attributable Indebtedness and other obligations described in subsection (e) of the definition of Consolidated Funded Indebtedness

$

C. Consolidated Interest Coverage Ratio (Line I.A.19 ÷ Line I.B.6)	to 1.00

Minimum Required

Fiscal Quarters Ending	Ratio
Closing Date through December 31, 2012	1.50:1.00
March 31, 2013 through June 30, 2014	1.60:1.00
September 30, 2014 through June 30, 2015	1.75:1.00
September 30, 2015 and thereafter	2.00:1.00

Form of Compliance Certificate

II. Section 7.13(b)—Consolidated Leverage Ratio.
A. Net Consolidated Funded Indebtedness at Statement Date (without duplication)

1.      the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments

$

2. all purchase money Indebtedness	$

3. all direct and indirect obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$

4.      all obligations in respect of the deferred purchase price of property or services (except trade accounts payable in the ordinary course of business not past due for more than 180 days unless disputed in good faith)

$

5. Attributable Indebtedness in respect of capital leases and similar obligations, and Synthetic Lease Obligations	$

6.      indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent, the Borrower or any of their Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property serving as collateral therefor)

$

7.      at any time after the occurrence and during the continuance of an Event of Default under any agreement of any Loan Party governing Swap Contracts, the aggregate amount payable by such Loan Party under such agreement

$

8. all Disqualified Stock	$

9. all Guarantees with respect to outstanding Indebtedness of the types specified in Lines (A)(1.) through (A)(8.) above of Persons other than the Parent, the Borrower or any Restricted Subsidiary	$

10. the aggregate amount of Indebtedness of Unrestricted Subsidiaries of the types referred to in Lines (A)(1.) through (A)(9.) above for which any Loan Party has direct liability	$

The amount of any capital lease, similar obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.	$

Notwithstanding anything herein to the contrary, in no event will any of the following be included in the calculation of Consolidated Funded Indebtedness (i) the EPLLC Deemed Debt and (ii) any “earn-out” obligation payable in connection with the purchase of any assets or any Permitted Acquisition to the extent not past due.

11. Adjustments made in accordance with Section 1.07 (if any)	$

Form of Compliance Certificate

12. The amount of unrestricted cash and Cash Equivalents on hand of the Parent, the Borrower and its Restricted Subsidiaries (not to exceed $40,000,000)	$

13. Amounts on deposit in a Funding Account	$

14. Net Consolidated Funded Indebtedness (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 ± 11 – (12 + 13))	$

B. Consolidated Operating Cash Flow for the Subject Period (Line I.A.19)	$

C. Consolidated Leverage Ratio (Line II.A.14 ÷ Line II.B)	to 1.00

Maximum Permitted

Fiscal Quarters Ending	Ratio
Closing Date through June 30, 2012	7.25:1.00
September 30, 2012 through December 31, 2012	7.00:1.00
March 31, 2013 through June 30, 2013	6.75:1.00
September 30, 2013 through December 31, 2013	6.50:1.00
March 31, 2014	6.25:1.00
June 30, 2014	6.00:1.00
September 30, 2014	5.75:1.00
December 31, 2014	5.50:1.00
March 31, 2015 through June 30, 2015	5.25:1.00
September 30, 2015	5.00:1.00
December 31, 2015	4.75:1.00
March 31, 2016 and thereafter	4.50:1.00

III. Calculation of the “Available Amount”

A. the sum of

1. 100% of Cumulative Retained Excess Cash Flow for all fiscal years prior to the Available Amount Reference Time	$

2.      100% of the Eligible Equity Proceeds received by the Parent during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, but only to the extent such Eligible Equity Proceeds have been contributed by the Parent in cash to the Borrower as common equity prior to the Available Amount Reference Time

$

3.      if during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, the Borrower has designated and converted an Unrestricted Subsidiary to a Restricted Subsidiary in accordance with the terms of the Agreement and such Person remains a Restricted Subsidiary, without duplication, an amount equal to the lesser of (i) the original amount of any investment by the applicable Loan Party in such Unrestricted Subsidiary prior to the Available Amount Reference Time and (ii) the fair market value of the investment of the applicable Loan Party in such Unrestricted Subsidiary at the time of such designation or conversion

$

Form of Compliance Certificate

1.      Notwithstanding any provision in the foregoing to the contrary, to the extent that any amounts which would be included in the calculation of the Available Amount for any fiscal year pursuant to Lines (III) (A) (1), (2) or (3) preceding are required by any provision of any other agreement entered into by any Loan Party with respect to other Indebtedness of any Loan Party, or any other Subsidiary of any Loan Party, to repay or prepay obligations or liabilities under such Indebtedness, such amounts may not be included in the calculation of the Available Amount.

B. minus the sum of

1.      the aggregate amount of Investments (including (x) Investments in Unrestricted Subsidiaries and (y) Investments deemed made in Unrestricted Subsidiaries upon the designation or conversion of any Restricted Subsidiary as an Unrestricted Subsidiary) made relying on the permitted basket in Section 7.02(g) of the Agreement during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time

$

2.      the aggregate amount of Restricted Payments made relying on the permitted basket in Section 7.06(d) of the Agreement during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time

$

3.      the aggregate amount of prepayments, redemption, defeasance, repurchase or cancellation of Indebtedness, made relying on the permitted basket in Section 7.18(d) of the Agreement during the period commencing on the Closing Date and ending on the Available Amount Reference Time without taking into account of the intended usage of the Available Amount at such Available Amount Reference Time; provided that if such Indebtedness is purchased at a discount to par or cancelled, only the actual amount of cash U.S. dollars spent to retire or cancel such Indebtedness shall be included in such calculation

$

5. Total usage (Lines III.B. 1 + 2 + 3)	$

C. Available Amount if the Consolidated Leverage Ratio is equal to or less than 5.00 to 1.00 (Lines III.A.1 + 2 + 3 – Line B.4)	$

IV. Section 7.02(f) of the Agreement – Investments; Section 7.06(c) of the Agreement – Restricted Payments; Section 7.18(c) of the Agreement – Prepayments, etc. of Indebtedness

A. Aggregate amount of Investments made pursuant to Section 7.02(f) of the Agreement	$

Form of Compliance Certificate

B. Aggregate amount of Restricted Payments made pursuant to Section 7.06(c) of the Agreement	$

C. Aggregate amount of prepayments, etc. of Indebtedness made pursuant to Section 7.18(c) of the Agreement	$

D. Total of remaining amounts available to be utilized ($40,000,000 – Line IV.A. – B. – C.)	$

V. Consolidated Senior Secured Leverage Ratio[1]

A. Net Consolidated Funded Indebtedness at Statement Date (Line II.A.14)	$

B. Consolidated Funded Indebtedness which is unsecured	$

C. Consolidated Funded Indebtedness (other than Consolidated Funded Indebtedness which is unsecured) subordinated to the Obligations on terms and in a manner satisfactory to the Administrative Agent	$

D. Consolidated Senior Secured Indebtedness (Lines V.A. – V.B. – V.C.)	$

E. Consolidated Operating Cash Flow for the Subject Period (Line I.A.19)	$

F. Consolidated Senior Secured Leverage Ratio (Line V.D ÷ Line V.E)	to 1.00

G. Maximum Permitted	3.50 to 1.00

[1]	To be calculated only if required pursuant to Section 2.18.

Form of Compliance Certificate